North America Master Distributorship

纳米硅能电池授权

We, Zhongke Jiuding Energy Co, Ltd. (a Beijing Company in China) hereby grants the North America Master Distributorship aong with all exclusive rights of our patented Nano Silicon Battery to Armada Nano Technologies (a Nevada Company in the U.S.A.) for the period of 20 years (09-01-2017 to 08-31-2037).

中科集团
ZHONGKE GROUP

中科九鼎能源技术发展有限公司

David Sean Champ

公司法人 （ Legal Person ）

Date ： 09-10-2017

2017年9月10日